Exhibit To

Amendment No.1 to Form F-3

June 24, 2003

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street
Vancouver, BC
Canada V6C 2W2

Dear Sirs:

Re: Report on the Diablillos Project, Argentina.

Mine Development Associates:

o	has reviewed the summary of the estimate of resources at the Diablillos Project in Argentina included in the Form 20-F for the year ended December 31,2001 of Silver Standard Resources Inc. ("Silver Standard");

o	confirms that the summary of an estimate of resources concurs with the estimate contained in our report prepared for the Diablillos Project in Argentina;

o	consents to being named as an expert in Amendment no. 1 to Form F-3 of Silver Standard to be filed in connection with the sale from time to time of securities of Silver Standard;

o	consents to being referenced in the Form 20-F for the year ended December 31, 2001 of Silver Standard; and

o	consents to this consent being filed as an Exhibit to Amendment no. 1 to Form F-3 of Silver Standard.

Yours Sincerely,

Mine Development Associates

Per:

/s/ Steve Ristorcelli